NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Wooster, Ohio (December 21, 2007) – The Board of Directors of Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, has authorized a new stock repurchase program amounting to 2.5%, or 77,029 shares, of the 3,081,142 shares expected  to be outstanding at the conclusion of the current repurchase program.  43,864 shares remain to be repurchased under the current repurchase program.  At the conclusion of the current 5% program, announced on December 28, 2006, 162,165 shares will have been repurchased.  Stock repurchases will be made from time to time as market conditions warrant, through open market purchases, unsolicited negotiated transactions, or in such other manner deemed appropriate by management.

At September 30, 2007, Wayne Savings Bancshares, Inc. had total assets of $398.9 million, deposits of $322.6 million, and stockholders’ equity of $34.1 million, or 8.54% of total assets.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. Stewart Fitz Gibbon III
Executive Vice President
Chief Financial Officer
(330) 264-5767